Exhibit 10.2

June 1, 2009

Mr. Jay N. Levine

[redacted]

Dear Jay:

As you are aware, in connection with your employment with Capmark Financial Group Inc. (the “Company”) you entered into a letter agreement, dated December 18, 2008 (the “Letter Agreement”), which sets forth the terms and conditions of such employment, including the right to receive a base salary at an annual rate equal to $5,000,000, so long as you are employed pursuant to the terms of the Letter Agreement.

Section 7(b) of the Letter Agreement provides that the Letter Agreement may only be amended or modified by a written agreement executed by you and the Company.

As per your request, this letter serves as an amendment to the Letter Agreement to provide that, commencing effective June 1, 2009, your base salary shall be reduced to an annual rate equal to $4,000,000 and that such reduced base salary amount shall serve as “Compensation” for all purposes under the Letter Agreement.  You hereby acknowledge and agree that this reduction in base salary does not constitute “Good Reason” for purposes of your Letter Agreement.

Except as expressly set forth above, the Letter Agreement shall remain in full force and effect.

This letter and any dispute hereunder shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.

This letter may be executed by fax or pdf and in any number of counterparts, all of which, when taken together, shall constitute one and the same instrument.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

Capmark Financial Group Inc.

	By:	/s/ Scott C. Nuttal
	Name:	Scott C. Nuttall
	Title:	Chairman, Executive Development
and Compensation Committee
of the Board of Directors
Accepted and Agreed
Jay N. Levine
Jay N. Levine